Exhibit 10.16

1188 Centre Street Newton Center, MA 02459

Tel (617) 928-9300 Fax (617) 928-9304 www.sbcap.com

January 7, 2005

Via Fax (305) 835-2236
Odimo Incorporated
14001 N.W. 4th Street
Sunrise, Florida 33325
Attn: Alan Lipton, CEO

Re:	Financial Support

Dear Alan:

     This is to confirm that in the event that Odimo Incorporated’s current cash availability from its amended credit facility with Silicon Valley Bank (the “Amended Credit Facility”) is completely consumed any time prior to January 31, 2006, that Softbank Capital Partners, LLC (“Softbank”), through its funds, shall provide to Odimo Incorporated up to $5 million of equity financing from Softbank on terms mutually agreeable to the parties (but in no event shall such terms require repayment of such funds before January 31, 2006), or if unable to consummate equity financing, a bridge financing with a maturity date no earlier than January 31, 2006 (the “Bridge Financing”). If a Bridge Financing is consummated, it would be under similar terms as the Amended Credit Facility and would not contain any financial covenants.

     This letter agreement is intended to be legally binding on Softbank and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law.

Very truly yours, SOFTBANK CAPITAL PARTNERS, LLC
By:	/s Steven J. Murray
Steven J. Murray
Administrative Member